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October 23, 1995                                                   Exhibit 99.1

====================================                           NEWS RELEASE
[LOGO] REGIONS Financial Corp.

             REGIONS FINANCIAL TO ACQUIRE FIRST NATIONAL BANCORP

Regions Financial Corporation and First National Bancorp of Gainesville, Georgia, announced jointly today that they have signed a definitive agreement that provides for the acquisition of First National by Regions.

The acquisition by Regions, a multi-bank holding company headquartered in Birmingham, Alabama, of the $3.1 billion First National, Georgia's second-largest bank holding company headquartered outside of metropolitan Atlanta, would increase Regions' asset size to $17.4 billion and substantially increase its presence in the states of Georgia and Florida.

Under the terms of the agreement, Regions will exchange .76 of a share of its common stock for each share of First National common stock. Based on Regions' closing stock price of $41.50 on October 20, 1995, the transaction would be valued at approximately $647 million and represent an exchange value of $31.54 for each share of First National common stock. The purchase price would be
2.13 times First National's September 30, 1995, book value. The merger, which will be accounted for as a pooling of interests, is expected to be consummated during the first half of 1996, pending Regions and First National shareholder approval, regulatory approval and other customary conditions of closing. The merger is also subject to a 10-day due diligence review by Regions of First National's operations.

The transaction is expected to be slightly dilutive to Regions' 1996 earnings per share. Regions and First National management have jointly agreed upon a plan to substantially reduce First National's operating expenses during 1996. The effect of the transaction after 1996 is expected to be accretive to Regions' earnings per share.

J. Stanley Mackin, chairman and chief executive officer of Regions, expressed his delight with the agreement, "I am thrilled at the prospect of forming a partnership with the people of First National who share with us the same philosophies and corporate vision in serving the needs of customers and communities. As we have looked to expand our franchise throughout the Southeast, a priority has been to increase our presence in the fast-growing Georgia market. This affiliation will bring us into vital communities where we haven't had a presence before. We look forward to a new relationship with First National employees, stockholders and customers in those areas."

"We are pleased to be able to associate with a fine institution such as Regions," said Peter D. Miller, president and chief administrative officer of First National Bancorp. "We believe that our shareholders will be pleased with the transaction, that our customers will find that Regions will enhance their banking relationships and that our officers and employees will find Regions to be considerate of their needs and interests."




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October 23, 1995
Page Two

Approximately 15.6 million shares of Regions common stock are expected to be issued in the transaction. The companies may repurchase up to 1.9 million First National shares or up to 1.4 million Regions shares, or some combination of the two.

In connection with the execution of the merger agreement, First National granted Regions an option to purchase, under certain circumstances, up to 19.9% of First National's outstanding shares of common stock. First National currently has 20,529,000 shares of common stock outstanding. The merger is expected to be a tax-free reorganization for federal income tax purposes.

First National, based in Gainesville and parent company of The First National Bank of Gainesville, reported total assets of $3.1 billion as of September 30, 1995. It operates 20 separate banks with 63 full-service banking offices in 20 markets in north Georgia and central Florida. In Georgia, First National enjoys first place market share in eight counties and second or third place in nine of the other ten counties in which it operates. In central Florida, the company holds a top three ranking in two of its three markets.

Regions Financial Corporation operates 286 banking offices in Alabama (where its flagship bank, First Alabama Bank, is the state's largest bank), Florida, Louisiana and Tennessee. In Georgia, Regions operates Regions Bank in Columbus and Rome, and offices of Fidelity Federal Savings Bank in Dalton. Previously announced acquisitions of two Atlanta-area banks, Enterprise National Bank of Atlanta and Metro Bank, are pending stockholder and regulatory approval. Other pending acquisitions are the Cartersville, Georgia office of The Prudential Savings Bank and First Federal Bank of Northwest Georgia. Once all pending acquisitions are consummated, Regions' total asset size will be more than $17.4 billion with $3.5 billion in Georgia.

Regions Financial Corporation is a multi-bank holding company providing banking services and bank-related services in the fields of mortgage banking, credit-related insurance and securities brokerage. Regions' common stock is traded in the NASDAQ national market system under the symbol RGBK. First National Bancorp's common stock is also traded in the NASDAQ national market system under the symbol FBAC.


                     For additional information contact:
                              At First National:
    Ronda S. Rich, Vice President and Director of Corporate Communications
                                 404/503-2306

                                 At Regions:
   Robert P. Houston, Executive Vice President and Comptroller 334/832-8494
       Ronald C. Jackson, Director of Investor Relations  334/832-8493





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